January 7, 1999





Dear Investor:

Under separate cover you will receive, or have recently received, a reminder from your investment brokerage firm to consider granting your consent to the proposed reorganization of the America First Tax Exempt Mortgage Fund. You are an important BUC holder in that Fund and your consent is very important to us.

Please take the time to exercise your right to grant consent, keeping in mind Fund management's recommendation to approve the transaction. If you have any questions, please don't hesitate to call me directly at 800/283-2357.

Best wishes for a healthy and happy New Year.

Sincerely,



Maurice E. Cox, Jr.